UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2026

PLUS THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6420 LEVIT GREEN BOULEVARD Suite 310
Houston, Texas		77021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (737) 255-7194

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PSTV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment to Board of Directors

On March 20, 2026, the Board of Directors (the “Board”) of Plus Therapeutics, Inc. (the “Company”) unanimously appointed Mr. Ronald A. Andrews to serve as a director of the Board, effective immediately. Mr. Andrews is being appointed to the Board to fill the vacancy created by the resignation of Dr. Robert Lenk and is expected to stand for reelection at the Company’s 2026 annual meeting of stockholders. The Board has determined that Mr. Andrews satisfies the definition of an “independent director” under the Nasdaq listing standards and the Company’s Corporate Governance Guidelines. Mr. Andrews was also appointed to the Nominating and Corporate Governance Committee of the Board.

Mr. Andrews was appointed to our Board in March 2026. Mr. Andrews is currently serving as Founder, Managing Partner of The Bethesda Group, which is a strategic consulting firm focused on helping organizations in the molecular diagnostic/genomic market segments with strategy, commercial execution, C-suite mentorship and fractional C suite support. From April 2023 to July 2024, Mr. Andrews served as President and CEO of Twin Strand Biosciences, from July 2016 to December 2022 as President and CEO of Oncocyte Inc. (NASDAQ: OCX). From July 2015 to July 2019 he worked as Founder and Senior Partner of The Bethesda Group and from September 2013 to February 2015 he was President, Genetic Sciences Division, at Thermo Fisher Scientific/ Life Technologies (NASDAQ:TMO). Mr. Andrews is an experienced leader in the diagnostics and molecular diagnostics industry with over 35 years leading various sized organizations from divisions of large global entities to public CEO roles in successful start-up organizations. Since September 2023, Mr. Andrews has been on the board of directors at DxCover Inc., where he serves as Executive Chairman, on the board of directors of Agendia, Inc. since July 2023, and on the board of directors of Precipio Inc. since March 2021. Mr. Andrews has also served on the boards of AliveDx Suisse SA (March 2023 to November 2025), SimBioSys (October 2022 to September 2024), ASCO CancerLinq, Board of Governors (June 2015 to December 2023), Oxford Immunotec (August 2015 to March 2021), Insight Genetics (June 2015 to May 2019), Orion Healthcare (September 2016 to July 2018) and the Advisory Board of Safeguard Scientific Inc. (September 2008 to January 2016). He currently serves on the Board of Trustees for Wofford College. Mr. Andrews graduated from Wofford College in 1981 with degrees in Biology and Chemistry. We believe Mr. Andrews’ qualifications to serve on the Board include his extensive experience in diagnostics and molecular diagnostics and his experience leading various sized organizations and serving on various boards of directors.

Mr. Andrews will be eligible to receive compensation for his service on the Board and its committees consistent with that provided to all non-employee directors for such service, which is described under the caption “Director Compensation” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on July 21, 2025 as adjusted by the Board from time to time.

There was no arrangement or understanding between Mr. Andrews and any other person with respect to his appointment to the Board. In addition, there have been no transactions involving Mr. Andrews that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Andrews is expected to execute the Company’s standard indemnification agreement for directors, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2020.

Resignation from Board of Directors

On March 20, 2026, Robert Lenk resigned as a member of the Board and a member of the Nominating and Corporate Governance Committee. Dr. Lenk informed the Company that his resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUS THERAPEUTICS, INC.

Date:	March 26, 2026	By:	/s/ Marc H. Hedrick, M.D.
Marc H. Hedrick, M.D. President and Chief Executive Officer